Exhibit 24.1

CONFIRMING STATEMENT


This statement confirms that the undersigned, Diana H. Hamilton, has authorized and designated
Jonathan C. Tyras, Brian Hurley, Seth Gelman and
Waheed Olowa to execute and file on the undersigned?s behalf of all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned?s ownership of or transactions in securities of each of the herein named investment companies: Helios Advantage Income Fund,
Inc.; Helios Strategic Income Fund, Inc.; Helios
Multi-Sector High Income Fund, Inc.; Helios High
Income Fund, Inc.; Helios Strategic Mortgage Income
Fund, Inc. and Helios Total Return Fund, Inc.; (the ?Funds?). The authority of Jonathan C. Tyras, Seth Gelman and Waheed Olowa under this statement shall continue until the undersigned is no longer required to file Forms
3, 4 and 5 with regard to the undersigned?s ownership of or transactions in securities of Funds, unless earlier revoked in writing. The undersigned acknowledges that Jonathan C. Tyras, Brian Hurley, Seth Gelman and
Waheed Olowa are not assuming , nor are the Funds assuming, any of the undersigned?s responsibilities to comply with Section 16 of the Securities
Exchange Act of 1934.

Date:	October 18th , 2011


/s/ Diana H. Hamilton

Diana H. Hamilton